Exhibit 99.1

MEDNAX Reports 2009 First Quarter EPS of 74 Cents

Expects Second Quarter EPS of 84 to 90 Cents Per Share

FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--May 7, 2009--MEDNAX, Inc. (NYSE:MD) today reported earnings of 74 cents per share for the 2009 first quarter that was the result of strong revenue growth from acquisitions as well as same-unit patient volume and reimbursement growth.

For the 2009 first quarter, compared to the prior year, MEDNAX reported:

  Revenue of $303.9 million, which included same-unit revenue growth of 4.1 percent;
  Operating income growth of 9 percent to $56.6 million; and
  Earnings per share from continuing operations that increased by 12 percent to 74 cents.

“We continue to grow our business, despite a challenging economic environment, because of our consistent execution of a proven strategy that adds value principally to physicians attracted to practice as part of our national group, but also to our patients, referring physicians, hospital partners and third-party payors,” said Roger J. Medel, M.D., Chief Executive Officer of MEDNAX. “We remain committed to growing our business, and our results reflect the ongoing progress that we are making in expanding our national group practice.”

MEDNAX’s net patient service revenue for the three months ended March 31, 2009, increased by 24 percent, to $303.9 million, from $245.6 million for the comparable 2008 period.

Revenue growth consisted principally of contributions from acquisitions completed during the previous 12 months.

Same-unit revenue grew by 4.1 percent for the 2009 first quarter, when compared to the prior-year period, and was a combination of higher patient volume across all physician specialties, including neonatal, as well as improved reimbursement from third-party payors.

Total patient volume increased by 2.3 percent for the 2009 first quarter, compared to the 2008 first quarter. This increase included higher patient volume at the Company’s office-based maternal fetal and pediatric cardiology practices and its hospital-based anesthesia and neonatal intensive care unit (NICU) practices. During the 2009 first quarter, compared to the 2008 period, same-unit NICU volume increased by 0.2 percent, or 1.3 percent when adjusted to exclude the leap-year impact of an extra day in the 2008 first quarter results.

Improved reimbursement, principally from commercial payors, resulted in same-unit revenue growth of 1.8 percent for the 2009 first quarter when compared to the prior-year period. MEDNAX’s percentage of reimbursement from government payors for the 2009 first quarter was essentially unchanged when compared to the 2008 first quarter though it was lower than 2008 fourth quarter levels.

MEDNAX reported income from operations of $56.6 million for the 2009 first quarter, an increase of 9 percent from $51.9 million for the comparable 2008 period.

General and administrative expenses continued to grow at a rate that was slightly lower than overall revenue growth, largely as a result of ongoing expense management by the Company.

For the 2009 first quarter, income from continuing operations and net income were both $34.1 million, or 74 cents per share based on a weighted average 45.9 million shares outstanding during the period. Income from continuing operations increased by 6 percent from $32.1 million for the 2008 first quarter, and by 12 percent on a per share basis, from 66 cents, based on a weighted average 48.9 million shares outstanding during the comparable year period.

During the 2008 first quarter, MEDNAX completed the sale of its metabolic screening laboratory which resulted in income from discontinued operations of $23.7 million, or 48 cents per share. Net income for the 2008 first quarter, which includes income from discontinued operations, was $55.8 million, or $1.14 per share.

MEDNAX had cash and cash equivalents of $21.3 million at March 31, 2009, and net accounts receivable were $165.2 million. At the end of the 2009 first quarter the Company had $181 million outstanding on its $350 million revolving credit facility.

During the 2009 first quarter, MEDNAX used $22.0 million of its cash to fund operations, which compares with $27.3 million of cash used to fund operations for the 2008 first quarter. The Company typically has negative cash flow during the first quarter of each year as it pays incentive bonuses, principally to physicians, and employee benefit plan matching contributions that had accrued during the prior year.

In addition, during the 2009 first quarter MEDNAX used $11.5 million of its cash for acquisitions and contingent purchase price payments for previously completed acquisitions. MEDNAX completed three physician group practice acquisitions during the period.

Outlook

MEDNAX expects earnings per share for the 2009 second quarter to be in a range from 84 to 90 cents. This outlook anticipates that same-unit NICU patient volume for the 2009 second quarter will range from unchanged to growth of up to 2 percent when compared with the 2008 second quarter, and that the percentage of services reimbursed under government programs for the 2009 second quarter will be as much as 2 percentage points higher, to unchanged, when compared with the 2009 first quarter.

MEDNAX’s 2009 second quarter earnings outlook also anticipates contributions from practice acquisitions to be completed within its neonatal, maternal-fetal and pediatric cardiology physician services. MEDNAX previously announced that it expects to invest $70 to $75 million in practice acquisitions within those physician services areas during 2009.

Earnings conference call

MEDNAX, Inc. will host an investor conference call to discuss the quarterly results at 10 a.m., Eastern Daylight Time, today. The conference call Webcast may be accessed from the Company’s Website, www.mednax.com. A telephone replay of the conference call will be available from noon, EDT, today through midnight, EDT, May 21, 2009, by dialing 800-475-6701, access code 996444. The replay will also be available at www.mednax.com.

About MEDNAX

MEDNAX, Inc., is a national medical group that comprises the nation’s leading provider of neonatal, maternal-fetal and pediatric physician subspecialty services as well as anesthesia services. Physicians and advanced practitioners practicing as part of MEDNAX are reshaping the delivery of care within their specialties and subspecialties, using evidence-based tools, continuous quality initiatives and clinical research to enhance patient outcomes and provide high-quality, cost-effective care. Pediatrix Medical Group, a unit of MEDNAX, was founded in 1979 and now includes neonatal physicians who provide services at more than 250 neonatal intensive care units, who collaborate with affiliated maternal-fetal medicine, pediatric cardiology and pediatric intensivist physician subspecialists to provide a clinical care continuum. Pediatrix is also the nation’s largest provider of newborn hearing screens. In 2007, the Company expanded into anesthesia services. Today, American Anesthesiology includes more than 450 anesthesiologists and advanced practitioners. MEDNAX, through its affiliated professional corporations, employs more than 1,275 physicians in 32 states and Puerto Rico. Additional information is available at www.mednax.com.

Certain statements and information in this press release may be deemed to contain forward-looking statements which may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe”, “hope”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy” and similar expressions, and are based on assumptions and assessments made by MEDNAX’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and MEDNAX undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in MEDNAX’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, including the sections entitled “Risk Factors”, as well MEDNAX’s current reports on Form 8-K, filed with the Securities and Exchange Commission.

MEDNAX, Inc.
Consolidated Statements of Income
(Unaudited)

	Three months ended
	March 31,
	2009	2008
	(in thousands, except for per share data)

Net patient service revenue	$303,885	$245,573
Operating expenses:
Practice salaries and benefits	194,008	151,360
Practice supplies and other operating expenses	12,641	9,714
General and administrative expenses	36,650	29,756
Depreciation and amortization	3,963	2,816

Total operating expenses	247,262	193,646

Income from operations	56,623	51,927

Investment income	441	1,313
Interest expense	(1,011)	(385)

Income from continuing operations before income taxes	56,053	52,855
Income tax provision	(22,001)	(20,726)

Income from continuing operations	34,052	32,129

Income from discontinued operations, net of income taxes	--	23,677

Net income	$34,052	$ 55,806

Per common and common equivalent share data (diluted):

Net income from continuing operations	$0.74	$ 0.66

Net income from discontinued operations	$0.00	$ 0.48

Net income	$0.74	$ 1.14

Weighted average shares used in computing net income per common and common equivalent share (diluted)	45,931	48,933

Balance Sheet Highlights (Unaudited)

	As of Mar 31, 2009	As of Dec. 31, 2008
	(in thousands)
Assets:
Cash and cash equivalents	$21,343	$14,346
Short-term investments	16,838	20,764
Accounts receivable, net	165,228	162,395
Other current assets	93,391	87,396
Other assets, property and equipment	1,225,113	1,211,973
Total assets	$1,521,913	$1,496,874

Liabilities and shareholders’ equity:
Accounts payable & accrued expenses	$224,722	$302,584
Total debt	181,674	140,114
Other liabilities	109,645	89,038
Total liabilities	516,041	531,736
Shareholders' equity	1,005,872	965,138
Total liabilities and shareholders’ equity	$1,521,913	$1,496,874

CONTACT:
MEDNAX, Inc., Fort Lauderdale
Bob Kneeley, Director, Investor Relations, 954-384-0175, Ext. 5300
bob_kneeley@mednax.com